Exhibit 5.2

August 20, 2014

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, CA 92121

Re:	Exchange Offer of up to $625,000,000 of the
7.000% Senior Secured Notes due 2019 of
Kratos Defense & Security Solutions, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Alabama (the “State”) to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed on August 20, 2014 (the “Registration Statement”) by the Company and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to $625,000,000 of the Company’s 7.000% Senior Secured Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act, for an equal principal amount of the Company’s outstanding 7.000% Senior Secured Notes due 2019 (the “Unregistered Notes”).

To our knowledge, the Unregistered Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of May 14, 2014 (the “Indenture”), between the Company, the subsidiary guarantors named therein (the “Guarantors”) and Wilmington Trust, National Association, as Trustee.  The Indenture provides that the Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantees”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.

In connection with the opinion set forth below, we have examined (i) an unfiled copy of the Registration Statement; (ii) the Indenture; (iii) the certificate of incorporation and the bylaws and other constituent documents of each of Madison Research Corporation, an Alabama corporation (“Madison”) and Summit Research Corporation, an Alabama corporation

(“Summit”, and together with Madison, the “Alabama Guarantors”); and (iv) certain resolutions adopted by the Board of Directors of each of the Alabama Guarantors. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Alabama Guarantors and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as electronic copies, telecopies, photocopies or conformed copies, and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

Without limiting the foregoing, we have also examined and relied upon: (i) a certificate of existence for Summit issued by the Alabama Secretary of State dated August 11, 2014 (the “Summit Certificate of Existence”); (ii) a good standing certificate for Summit issued by the Alabama Department of Revenue dated August 11, 2014 (the “Summit Certificate of Good Standing”); (iii) a certificate of existence for Madison issued by the Alabama Secretary of State dated August 11, 2014 (the “Madison Certificate of Existence”); and (iv) a good standing certificate for Madison issued by the Alabama Department of Revenue dated August 11, 2014 (the “Madison Certificate of Good Standing”).

ASSUMPTIONS

In rendering the opinions hereinafter expressed, we have with your consent made the following additional assumptions without independent investigation:

1.                                      The terms and conditions of the Indenture have not been amended, modified or supplemented by any other agreement, action or understanding of the parties, there has been no waiver of any of the material provisions of the Indenture, and the Indenture, as executed and delivered, is identical in all material respects with the copy we have examined.  There are no other agreements or understandings among the parties and no usage of trade or course of prior dealing among the parties that would supplement, qualify or render invalid or unenforceable any of the terms of the Indenture.

2.                                      Each party to and beneficiary of the Indenture has complied and will comply with all terms and conditions of the Indenture, and the conduct of the parties to and beneficiaries of the Indenture has complied and will comply with requirements of good faith, fair dealing and conscionability.

3.                                      There has not been any mutual mistake of fact or misunderstanding, concealment, misrepresentation, fraud, duress, undue influence or criminal activity on the part of any party to or beneficiary of the Indenture or any other documents executed in connection therewith with respect to the transactions contemplated thereby.

4.                                      All transactions and conditions contemplated by the Indenture to have occurred at or prior to the date hereof have occurred or have been waived by the appropriate parties.

OPINION

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion, as of the date hereof, that:

1.                                      Each of the Alabama Guarantors is an existing corporation in good standing under the laws of the State.  In giving this opinion we have relied solely on the Summit Certificate of Existence, the Summit Certificate of Good Standing, the Madison Certificate of Existence and the Madison Certificate of Good Standing, we have assumed that such certificates were properly given and remain accurate as of the date of this opinion, and we have not made any independent investigation with respect thereto.

2.                                      The Indenture has been duly authorized, executed and delivered by each of the Alabama Guarantors.

3.                                      The Guarantees have been duly authorized by each of the Alabama Guarantors.

COMMENTS AND QUALIFICATIONS

The foregoing opinions are subject to the following limitations, qualifications, comments and exceptions, in addition to all other assumptions and qualifications herein:

1.                                      We have not examined the files and records of Summit or Madison, and we have not conducted any independent review or investigation of any of the transactions or contractual arrangements of Summit or Madison.  As used herein, “of which we are aware” and “to our knowledge” means the actual knowledge of facts or other information by only those lawyers in our firm who have rendered legal services in connection with the delivery of this opinion; however, unless otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn.

2.                                      We neither express nor imply any opinion as to the enforceability of any provisions of the Indenture.

3.                                      We express no opinion concerning the creation, validity, attachment, perfection, enforceability or priority of any mortgage, pledge, assignment, security interest or other lien or interest created or granted under the Indenture, or as to any provisions of the Indenture providing for rights of set-off or liquidated damages, or whereby any party waives or releases procedural, substantive, constitutional or other legal or equitable rights, discharges defenses, or limits or disclaims liability.

4.                                      We express no opinion regarding (or compliance with or the effect of noncompliance with) any local laws, rules or regulations, any state or federal tax laws, rules or regulations (including, without limitation, liens for unpaid taxes), any state or federal securities or blue sky laws, rules or regulations, or any state or federal anti-trust, unfair competition, pension, employee benefit, bulk transfer, occupational health and safety, labor, environmental, hazardous materials, patent, copyright, trademark or other intellectual property, racketeering, insurance company or banking laws, rules or regulations, any criminal statutes of general application, any law concerning national or local emergency, or any laws, rules, regulations, ordinances, resolutions or the like relating to zoning, subdivision, platting of land or other land-use matters, or other laws excluded by customary practice.  We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the nature of the industry of any parties to the Indenture or of any of their affiliates.

5.                                      We express no opinion regarding applicable choice of law rules.

6.                                      We neither express nor imply any opinion with respect to any documents relating to the transactions contemplated by the Indenture other than the Indenture, and any opinion herein with respect to the Indenture expressly excludes any opinion with respect to any such other documents or any provisions of any such other documents that are incorporated into the Indenture by reference to any such other documents.

7.                                      We do not regularly represent the Alabama Guarantors in any capacity, and have no working familiarity with the Alabama Guarantors. We have been engaged by the Company solely for the issuance of this opinion.

8.                                      We call to your attention the fact that any Person other than the Alabama Guarantors which is a party to the Indenture and which exercises in the State any of the rights or remedies provided in the Indenture may be required to qualify to do business in the State before exercising such rights or remedies.

9.                                      The opinions expressed herein are limited to the laws of general application of the State, and we express no opinion with respect to federal law or the laws of any other state or jurisdiction or with respect to local laws, ordinances or rules of any municipality, county or other political subdivision of the State. The opinions expressed herein are based on the laws of the State in effect on the date hereof and are subject to future changes in applicable law.  To the extent that any portion of the Indenture is governed by the laws of any jurisdiction other than the State, we express no opinion with respect to such portion.

10.                               This opinion is being delivered to and accepted by you with the understanding that it is an opinion only and that it is not a guaranty or insuring agreement of any kind whatsoever or an assurance of future events or of any particular result under any particular set of facts or circumstances.

11.                               The opinions expressed herein are effective only as of the date of this opinion, and we assume no obligation to advise you of any matters which come to our attention thereafter.

12.                               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement, as the firm that rendered this opinion.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion may not be otherwise furnished to any third party, filed with any governmental agency, quoted, cited or otherwise referred to without our prior written consent, other than to bank regulatory authorities, internal and external auditors or permitted successors and assigns of the addressee hereof.

13.                               This opinion may be relied upon only by the addressee hereof, its successors and assigns permitted by the Indenture, and DLA Piper LLP (US), which we understand intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.  This opinion may not be relied upon by any other person or entity or used for any other purpose without our prior written consent.

Yours very truly,

/s/ Burr & Forman LLP